Exhibit 99.1

Company contact:	Investor contact:
Paul Schneider	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Rx Communications Group
858-623-5665 X125	(917) 322-2569
pschneider@torreypinestherapeutics.com	rchiger@rxir.com

TorreyPines Therapeutics Appoints Evelyn Graham Chief Executive Officer and a

Member of the Board of Directors

LA JOLLA, CA, November 12, 2008 – TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced that the Board of Directors has appointed Evelyn Graham as the Company’s Chief Executive Officer and as a member of the Company’s Board of Directors. Ms. Graham had been serving as the Company’s acting Chief Executive Officer since September 1, 2008.

“Ev has done an impressive job as acting CEO in managing the transition of our company and building a platform for the future,” said Peter Davis, Chairman of the TorreyPines Board of Directors. “We are delighted that she has agreed to become CEO and a member of the Board at a time when TorreyPines is completing important clinical trials that hold promise for the company’s future. With her considerable drug development experience as well as global senior management roles, she has the right mix of skills and experience to successfully lead the Company in meeting its strategic objectives.”

“I am excited by this opportunity and look forward to continuing to work with TorreyPines’ talented management team and dedicated employees,” said Ms. Graham.

Ms. Graham joined TorreyPines in 2004 as Vice President, Development. She was then promoted to Vice President, Corporate Development in 2005, Chief Operating Officer in 2006 and acting Chief Executive Officer in September 2008. Prior to joining TorreyPines Ms. Graham was Executive Director, Development Operations at Purdue Pharma from 2000 to 2003. From 1998 to 2000, she was Senior Vice President of Business Development at Ingenix Pharmaceutical Services, a division of UHG, and served as Vice President of Clinical Operations at Worldwide Clinical Trials, prior to its acquisition by UHG. Previously, Ms. Graham held positions in operations management, healthcare utilization and organizational planning at Bayer Corporation and Wyeth Pharmaceuticals (formerly Ayerst Laboratories). Ms. Graham holds a B.A. in biology from the University of Delaware and an M.B.A. from the University of Connecticut.

About TorreyPines Therapeutics, Inc.

TorreyPines Therapeutics, Inc. is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds. The company’s goal is to develop versatile product candidates each capable of treating a number of acute and chronic diseases and disorders such as migraine, chronic pain, muscle spasticity, xerostomia and cognitive disorders. The company is currently developing three product candidates: two ionotropic glutamate receptor antagonists and one muscarinic receptor agonist. Further information is available at www.torreypinestherapeutics.com.

This press release contains forward-looking statements or predictions. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2007 and TorreyPines other SEC reports. The forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.